COMPANY: SECURITY CAPITAL GROUP INCORPORATED
TICKER: "SCZ"
EXCHANGE:  NYSE

FORM-TYPE:  PROSP

DOCUMENT-DATE: December 16, 1998
FILING DATE: December 17, 1998

Pricing Supplement No. 2 Dated December 16, 1998
(To Prospectus Supplement dated November 18, 1998
and Prospectus dated October 13, 1998)

Rule 424(b)(2)
Registration Statement No. 333-64979

Security Capital Group Incorporated
MEDIUM TERM NOTES, SERIES A
(Fixed Rate Notes)

Total Principal Amount:                              $14,700,000

CUSIP:                                               81413TAG2

Settlement Date (Original Issue Date):               December 21, 1998

Maturity Date:                                       December 21, 2004

Agents' Discount or Commission:                      55 bps

Interest Rate Per Annum:                             7.66%

Interest Payment Date(s):

      X    March 15 and September 15 of each year and on the Maturity Date.

     ___   Other:

      X    DTC registered                     ___   non-DTC Registered

The Regular Record Date for the Note will be the date 15 calendar days before each Interest Payment Date, whether or not that date is a Business Day.

(Fixed Rate)
Page 2
Pricing Supplement No. 2
Dated December 16, 1998
Rule 424(b)(2)
Registration Statement No. 333-64979


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.


Plan of Distribution:

                                                                  Principal        Price to Public        Net
                 Agent                      Trade Date              Amount          (Issue Price)      Proceeds 1/
                 -----                      ----------              ------          -------------      ---------
Merrill Lynch, Pierce, Fenner &         December 15, 1998         $10,000,000          100%           $9,945,000
Smith Incorporated

J.P. Morgan & Co.                       December 16, 1998          $3,000,000          100.076%       $2,985,780

Goldman, Sachs & Co.                    December 16, 1998          $1,700,000          100%           $1,690,650


1/ Excluding estimated offering cost to Security Capital Group Incorporated.


Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan & Co. and Goldman, Sachs & Co. are acting as Agents in connection with the distribution of the Notes. The Agents will receive a selling commission equal to 0.55% of the principal amount of the Notes.

DCN:

LANGUAGE:    ENGLISH

LOAD DATE:   December 17, 1998